Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Second Quarter 2015 Financial Results;
Declares Quarterly Dividend
Indiana, PA, July 29, 2015 - First Commonwealth Financial Corporation (NYSE: FCF) today announced financial results for the second quarter of 2015.
Second Quarter 2015 Highlights
Franchise Growth

•	Solid loan growth of $57.2 million from the prior quarter, or 5.1% on an annualized basis; and

•	Announcement of a definitive agreement to acquire Columbus, Ohio based First Community Bank.
Net Income

•	Second quarter net income was $13.4 million, or $0.15 diluted earnings per share. Net income was impacted by the following items:

◦
Net interest income decreased by $0.8 million as compared to the prior quarter, primarily as a result of a special Federal Home Loan Bank dividend of $1.0 million received in the first quarter of 2015;

◦
Noninterest income, excluding net securities gains, increased $2.2 million from the previous quarter, driven by a $0.7 million increase in commercial loan swap-related revenues and a $0.6 million increase in service charges on deposit accounts;

◦
Noninterest expense increased $0.8 million from the previous quarter, primarily attributable to a $1.1 million write-down on other real estate owned (OREO) and a $0.4 million write-down for an anticipated sale of a former headquarters building;

◦	Provision for credit losses totaled $3.0 million, a decrease of $0.3 million from the same quarter last year; and

◦	Asset quality continued to improve, with nonperforming loans decreasing $4.1 million, or 8.3%, compared to the prior quarter.

“Our performance this quarter reflects solid loan growth, improved noninterest income and disciplined expense management as a result of the investments in technology and fee businesses that we made in 2014,” stated T. Michael Price, President and Chief Executive Officer.  “Our expansion into the Columbus market through the pending acquisition of First Community Bank will provide a platform to expand upon our existing commercial lending activity in the vibrant and strategically attractive Central Ohio market.”

Financial Summary

(dollars in thousands,	For the Three Months Ended			For the Six Months Ended
except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Net income	13,447	14,221	11,928	27,668	24,228
Diluted earnings per share	$0.15	$0.16	$0.13	$0.31	$0.26
Return on average assets	0.85%	0.91%	0.77%	0.88%	0.78%
Return on average common equity	7.57%	8.03%	6.62%	7.80%	6.79%
Return on average tangible common equity	9.82%	10.39%	8.50%	10.10%	8.74%
Efficiency ratio	63.96%	64.20%	67.09%	64.08%	66.05%
Net interest margin	3.26%	3.35%	3.26%	3.30%	3.30%
Financial Results Summary
For the three months ended June 30, 2015, net income was $13.4 million, or $0.15 diluted earnings per share, compared to net income of $14.2 million, or $0.16 diluted earnings per share, in the first quarter of 2015 and net income of $11.9 million, or $0.13 diluted earnings per share, in the second quarter of 2014. The decrease in net income compared to the first quarter of 2015 was a result of a decrease in net interest income of $0.8 million, an increase in the provision for credit losses of $1.9 million, and an increase in noninterest expense of $0.8 million, offset by a $2.2 million increase in noninterest income excluding net securities gains. The increase in net income compared to the second quarter of 2014 was driven by an increase in net interest income of $1.0 million and a decrease in noninterest expense of $1.8 million, offset by a $0.7 million decrease in noninterest income excluding net securities gains.

For the six months ended June 30, 2015, net income was $27.7 million, or $0.31 diluted earnings per share, compared to net income of $24.2 million, or $0.26 diluted earnings per share, for the comparable period in 2014. The increase in net income compared to 2014 was primarily the result of an increase in net interest income of $2.5 million, a decrease in the provision for credit losses of $2.4 million and a decrease in noninterest expense of $1.8 million, offset by a $1.5 million decrease in noninterest income excluding net securities gains.

For the six months ended June 30, 2015, return on average assets and return on average equity were 0.88% and 7.80%, respectively, as compared to 0.78% and 6.79% in the first half of 2014. Return on average tangible common equity was 10.1% in the first half of 2015, as compared to 8.7% for the first half of 2014.

Net Interest Income and Net Interest Margin
Second quarter 2015 net interest income, on a fully taxable-equivalent basis, decreased by $0.8 million to $47.2 million, as compared to $48.0 million in the first quarter of 2015. The decrease from the prior quarter was primarily the result of a nine basis point decrease in the net interest margin to 3.26%, of which seven basis points was attributable to a special FHLB dividend of $1.0 million in the first quarter of 2015. The yield on interest-earning assets declined by 10 basis points, partially offset by a two basis point decline in funding costs.
As compared to the second quarter of 2014, net interest income, on a fully taxable-equivalent basis, increased by $1.0 million. The net interest margin remained stable at 3.26% in the second quarter of 2015 as compared to the same period of 2014. The increase in net interest income was due to a $131.6 million, or 2.3%, increase in average interest-earning assets and a 10 basis point decline in funding costs, offset by an eight basis point decline in the yield on interest-earning assets.
For the six months ended June 30, 2015, net interest income, on a fully taxable-equivalent basis, increased $2.5 million to $95.2 million as compared to the same period of 2014. The increase in net interest income was a result of a $145.5 million increase in average interest-earning assets, a nine basis point decline in funding costs and a special FHLB dividend of $1.0 million, offset by a seven basis point decline in the yield on interest-earning assets.
At June 30, 2015, loans totaled $4.5 billion, representing growth in end of period loan balances of $57.2 million from the prior quarter and $166.5 million from the year-ago quarter. Based on average balances, loan growth for the second quarter of 2015 was $20.7 million over the prior quarter and $199.7 million over the year-ago quarter. Average deposits decreased $25.8 million in the second quarter of 2015 from the prior quarter and $327.8 million from the same year-ago quarter, partially due to the intentional runoff of higher-cost brokered time deposits in favor of more cost-effective short-term borrowings. Average brokered time deposits decreased by $50.3 million in the second quarter of 2015 and $232.3 million from the year-ago quarter. As a result, average short-term borrowings increased $63.4 million from the prior quarter and $553.0 million over the year-ago period. Average noninterest-bearing demand deposits increased $43.2 million as compared to the prior quarter and $76.7 million from the year-ago quarter. Noninterest-bearing demand deposits currently comprise 25.4% of total deposits. Average interest-bearing demand and savings deposits increased $25.6 million from the prior quarter and $14.6 million from the year-ago period.
Credit Quality
The provision for credit losses totaled $3.0 million for the three months ended June 30, 2015, an increase of $1.9 million as compared to the prior quarter and a decrease of $0.3 million from the same quarter last year.
At June 30, 2015, nonperforming loans were $45.1 million, a decrease of $4.1 million from March 31, 2015 and a decrease of $1.2 million from June 30, 2014. Nonperforming loans as a percentage of total loans were 1.00%, 1.11% and 1.07% for the periods ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.
During the second quarter of 2015, net charge-offs were $4.4 million, compared to $6.5 million in the first quarter of 2015 and $7.1 million in the second quarter of 2014. Net charge-offs for the second quarter of 2015 included a $2.3 million write-down on a loan to a contractor that was classified as nonaccrual during the fourth quarter of 2014. A loan loss reserve of $2.1 million had been previously set aside for this credit. First quarter 2015 charge-offs included $3.1 million for a loan to an energy company that was classified as nonaccrual during the third quarter of 2013. A loan loss reserve of $2.4 million had been previously set aside for this credit. Also included in net charge-offs in the first quarter of 2015 was a $1.2 million write-down on a nonaccrual loan to an equipment distributor, and the remaining outstanding balance of $3.0 million for this credit was transferred to loans held for sale. A loan loss reserve of $2.7 million had been previously set aside for this credit. Second quarter 2014 charge-offs included $5.8 million for a credit that was sold during the quarter. A loan loss provision of $4.5 million was set aside for this credit in the first quarter of 2014, with an additional $1.3 million provision in the second quarter of 2014.
The allowance for credit losses was $45.3 million at June 30, 2015, and as a percentage of total loans outstanding was 1.01%, 1.05% and 1.17% for June 30, 2015, March 31, 2015 and June 30, 2014, respectively. General reserves as a percentage of non-impaired loans were 0.98%, 0.98% and 1.04% for June 30, 2015, March 31, 2015 and June 30, 2014, respectively.
OREO acquired through foreclosure was $6.5 million at June 30, 2015 as compared to $7.0 million at March 31, 2015 and $7.8 million at June 30, 2014. There were no significant additions to OREO in the second quarter of 2015.
Noninterest Income
Noninterest income, excluding net securities gains, increased $2.2 million, or 15.9%, in the second quarter of 2015 as compared to the prior quarter and decreased $0.7 million, or 4.0%, compared to the same quarter last year. The increase from the prior quarter was primarily the result of increases of $0.7 million in commercial loan swap-related activities included in other income, $0.6 million in service charges on deposit accounts primarily due to higher fee income related to overdrafts and insufficient funds, $0.3 million in interchange revenue and $0.2 million in mortgage banking revenue. The decrease from the prior-year period of $0.7 million is primarily related to decreases of $0.3 million in service charges on deposit accounts and a prior period gain of $2.0 million from the sale of an OREO property in the second quarter of 2014, offset by a $0.6 million increase in insurance and retail brokerage commissions due to increased production and our recent agency acquisition, $0.6 million in mortgage banking revenue and $0.3 million related to the gain on sale of repossessed assets.
For the six months ended June 30, 2015, noninterest income, excluding net securities gains, decreased $1.5 million, or 4.7%, as compared to the same period of 2014, primarily attributable to the aforementioned $2.0 million gain from the sale of an OREO property in the second quarter of 2014, a $1.2 million gain from the sale of our registered investment advisory business in the first quarter of 2014, together with increases of $1.4 million in insurance and retail brokerage commissions due to increased production and our recent agency acquisition, and $1.0 million in mortgage banking revenue. These increases in noninterest income were offset by a $0.3 million reduction in commercial loan swap-related activities included in other income over the same period.
Noninterest Expense
Noninterest expense increased $0.8 million in the second quarter of 2015 from the prior quarter and decreased $1.8 million as compared to the second quarter of 2014. The increase as compared to the linked quarter is primarily attributable to a $1.1 million write-down on three OREO properties as a result of a new appraisal, a $0.4 million loss on the write-down for an anticipated sale of a building that previously had been the headquarters of an acquired bank and $0.4 million of higher collection and repossession expenses. Improvements compared to the prior quarter included $0.6 million in occupancy expense due to lower snow removal and utilities and $0.7 million of lower operational losses. The decrease from the prior year period of $1.8 million includes improvements of $2.6 million in IT conversion-related expenses that were incurred in the second quarter of 2014 and $0.5 million in net furniture and equipment expense due to less software/hardware maintenance and programming expense post conversion. These improvements in expense in the second quarter of 2015 were offset by higher collection and repossession expenses of $0.5 million and the aforementioned $1.1 million OREO write-down and $0.4 million loss on write-down of a building compared to the prior year period.
For the six months ending June 30, 2015, noninterest expense decreased $1.8 million, or 2.2%, as compared to the same period of 2014, driven by $5.0 million in IT conversion-related expenses that were incurred in the first half of 2014 and a decrease of $1.1 million in furniture and equipment expense related to less software/hardware maintenance and programming expense post conversion. Also affecting the comparison of the periods was a $0.9 million external fraud loss recovery in the prior year period. Increases in expense compared to the year-ago period included $1.0 million in salaries and benefits due in part to the launch of our mortgage initiative and the acquisition of an insurance agency, $0.4 million in occupancy expense due to higher snow removal and utilities, as well as a $0.9 million increase in debit card fraud losses primarily due to large merchant breaches and a $0.8 million increase in reserves for unfunded loan commitments included in other operating expenses.
Full time equivalent staff declined to 1,289 at June 30, 2015 from 1,381 at June 30, 2014. The decrease is primarily attributable to staff reductions as a result of the completion of our IT systems conversion, reductions in our branch staffing model and the closure of three branch offices in April 2015, offset by the recent launch of our mortgage initiative and the acquisition of an insurance agency.
The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (which consists of net interest income on a fully taxable equivalent basis plus total noninterest income, excluding net securities gains), was 63.96% and 64.08% for the three and six months ended June 30, 2015, respectively, as compared to 67.09% and 66.05% for the three and six months ended June 30, 2014.
Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.07 per share, which is payable on August 21, 2015 to shareholders of record as of August 10, 2015. This dividend represents a 3.1% projected annual yield utilizing the July 28, 2015 closing market price of $9.16.
During the second quarter of 2015, First Commonwealth completed a previously announced $25.0 million common stock repurchase program, under which the corporation repurchased 2,885,020 shares at an average price of $8.70 per share.

First Commonwealth’s capital ratios for Total, Tier I, Leverage and Common Equity Tier I at June 30, 2015 were 12.4%, 11.5%, 10.0% and 10.2%, respectively. Our current capital levels meet the fully-phased in Basel III capital requirements issued by the U.S. bank regulators.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the second quarter 2015 on Wednesday, July 29, 2015 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-353-0037 and entering the conference identification #80881850 or through the company’s web page, http://www.fcbanking.com/InvestorRelations. A replay of the call will be available approximately two hours following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation, headquartered in Indiana, Pennsylvania, is a financial services company with $6.3 billion in total assets, 107 banking offices in 15 counties throughout western and central Pennsylvania, and a Corporate Banking Business Center in northeast Ohio.  First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national and international economic conditions and the impact they may have on First Commonwealth and its customers; (2) volatility and disruption in national and international financial markets; (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; (4) inflation, interest rate, commodity price, securities market and monetary fluctuations; (5) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which First Commonwealth must comply; (6) the soundness of other financial institutions; (7) political instability; (8) impairment of First Commonwealth’s goodwill or other intangible assets; (9) acts of God or of war or terrorism; (10) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (11) changes in consumer spending, borrowing and savings habits; (12) changes in the financial performance and/or condition of First Commonwealth’s borrowers; (13) technological changes; (14) acquisitions and integration of acquired businesses; (15) First Commonwealth’s ability to attract and retain qualified employees; (16) changes in the competitive environment in First Commonwealth’s markets and among banking organizations and other financial service providers; (17) the ability to increase market share and control expenses; (18) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (19) the reliability of First Commonwealth’s vendors, internal control systems or information systems; (20) the costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals; and (21) other risks and uncertainties described in the reports that First Commonwealth files with the Securities and Exchange Commission, including its most recent Annual Report on Form 10‐K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Contact:
Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
724-463-1690
RThomas1@fcbanking.com

###

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE)(1)	$47,205	$47,990	$46,197	$95,195	$92,665
Provision for credit losses	3,038	1,159	3,317	4,197	6,548
Noninterest income	16,347	14,191	17,002	30,538	31,922
Noninterest expense	40,634	39,854	42,396	80,488	82,283
Net income	13,447	14,221	11,928	27,668	24,228

Earnings per common share (diluted)	$0.15	$0.16	$0.13	$0.31	$0.26

KEY FINANCIAL RATIOS

Return on average assets	0.85%	0.91%	0.77%	0.88%	0.78%
Return on average shareholders' equity	7.57%	8.03%	6.62%	7.80%	6.79%
Return on average tangible common equity (9)	9.82%	10.39%	8.50%	10.10%	8.74%
Efficiency ratio(2)	63.96%	64.20%	67.09%	64.08%	66.05%
Net interest margin (FTE)(1)	3.26%	3.35%	3.26%	3.30%	3.30%

Book value per common share	$7.99	$7.95	$7.73
Tangible book value per common share(4)	6.16	6.13	6.02
Market value per common share	9.59	9.00	9.22
Cash dividends declared per common share	0.07	0.07	0.07	$0.14	$0.14

ASSET QUALITY RATIOS
Nonperforming loans as a percent of end-of-period loans (5)	1.00%	1.11%	1.07%
Nonperforming assets as a percent of total assets (5)	0.82%	0.89%	0.87%
Net charge-offs as a percent of average loans (annualized)	0.39%	0.59%	0.66%
Allowance for credit losses as a percent of nonperforming loans (6)	106.26%	101.09%	109.59%
Allowance for credit losses as a percent of end-of-period loans (6)	1.01%	1.05%	1.17%

CAPITAL RATIOS
Shareholders' equity as a percent of total assets	11.3%	11.3%	11.5%
Tangible common equity as a percent of tangible assets(3)	8.9%	8.9%	9.2%
Leverage Ratio	10.0%	9.9%	10.2%
Risk Based Capital - Tier I	11.5%	11.4%	12.4%
Risk Based Capital - Total	12.4%	12.3%	13.5%
Common Equity - Tier I	10.2%	10.1%	11.0%
(5) - Includes held for sale loans.
(6) - Excludes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
INCOME STATEMENT
Interest income	$50,150	$51,085	$50,166	$101,235	$100,672
Interest expense	3,780	3,913	4,783	7,693	9,698
Net Interest Income	46,370	47,172	45,383	93,542	90,974
Taxable equivalent adjustment(1)	835	818	814	1,653	1,691
Net Interest Income (FTE)	47,205	47,990	46,197	95,195	92,665
Provision for credit losses	3,038	1,159	3,317	4,197	6,548
Net Interest Income after Provision for Credit Losses (FTE)	44,167	46,831	42,880	90,998	86,117

Net securities gains	20	105	2	125	2
Trust income	1,476	1,421	1,474	2,897	2,909
Service charges on deposit accounts	3,872	3,318	4,141	7,190	7,933
Insurance and retail brokerage commissions	2,178	2,195	1,600	4,373	2,995
Income from bank owned life insurance	1,378	1,354	1,432	2,732	2,801
Gain on sale of loans	627	439	76	1,066	76
Gain on sale of other assets	354	224	2,089	578	3,670
Card related interchange income	3,729	3,418	3,655	7,147	7,021
Other income	2,713	1,717	2,533	4,430	4,515
Total Noninterest Income	16,347	14,191	17,002	30,538	31,922

Salaries and employee benefits	22,001	21,892	21,897	43,893	42,941
Net occupancy expense	3,316	3,911	3,283	7,227	6,789
Furniture and equipment expense (7)	2,630	2,680	5,249	5,310	10,579
Data processing expense	1,509	1,438	1,542	2,947	3,010
Pennsylvania shares tax expense	1,110	794	1,038	1,904	1,749
Intangible amortization	156	156	178	312	356
Collection and repossession expense	917	511	449	1,428	1,158
Other professional fees and services	945	930	691	1,875	1,715
FDIC insurance	1,025	1,059	1,051	2,084	2,100
Operational losses (recoveries)	323	1,000	229	1,323	(460)
Loss on sale or write-down of assets	1,635	262	745	1,897	1,180
Conversion related expenses (8)	—	—	539	—	893
Other operating expenses	5,067	5,221	5,505	10,288	10,273
Total Noninterest Expense	40,634	39,854	42,396	80,488	82,283

Income before Income Taxes	19,880	21,168	17,486	41,048	35,756
Taxable equivalent adjustment(1)	835	818	814	1,653	1,691
Income tax provision	5,598	6,129	4,744	11,727	9,837
Net Income	$13,447	$14,221	$11,928	$27,668	$24,228

Shares Outstanding at End of Period	88,960,268	89,656,007	93,752,812	88,960,268	93,752,812
Average Shares Outstanding Assuming Dilution	88,939,003	90,889,035	93,811,543	89,903,550	94,177,831

(7) - Includes $2.1 million and $4.2 million of accelerated depreciation expense related to the technology conversion for the three and six month periods ended June 30, 2014.
(8) - Does not include accelerated depreciation expense described in Note 7.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	June 30,	March 31,	June 30,
	2015	2015	2014
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$64,321	$62,161	$92,860
Interest-bearing bank deposits	3,120	3,124	5,151
Securities available for sale, at fair value	1,143,072	1,316,361	1,391,688
Securities held to maturity, at amortized cost	131,780	30,253	—
Loans held for sale	9,817	5,892	—

Loans	4,490,854	4,437,601	4,334,214
Allowance for credit losses	(45,344)	(46,697)	(50,725)
Net loans	4,445,510	4,390,904	4,283,489

Goodwill and other intangibles	162,781	162,937	160,326
Other assets	356,327	360,210	366,708
Total Assets	$6,316,728	$6,331,842	$6,300,222

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$1,068,230	$1,039,929	$1,008,031

Interest-bearing demand deposits	76,865	73,112	83,137
Savings deposits	2,441,888	2,462,986	2,387,628
Time deposits	623,124	717,722	981,625
Total interest-bearing deposits	3,141,877	3,253,820	3,452,390

Total deposits	4,210,107	4,293,749	4,460,421

Short-term borrowings	1,231,917	1,125,520	845,873
Long-term borrowings	111,356	136,491	208,839
Total borrowings	1,343,273	1,262,011	1,054,712

Other liabilities	52,142	63,222	60,585
Shareholders' equity	711,206	712,860	724,504
Total Liabilities and Shareholders' Equity	$6,316,728	$6,331,842	$6,300,222

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended						For the Six Months Ended
	June 30,	Yield/	March 31,	Yield/	June 30,	Yield/	June 30,	Yield/	June 30,	Yield/
	2015	Rate	2015	Rate	2014	Rate	2015	Rate	2014	Rate
NET INTEREST MARGIN

Assets
Loans (FTE)(1)(5)	$4,498,965	3.87%	$4,478,240	3.92%	$4,299,228	4.01%	$4,488,660	3.89%	$4,303,278	4.07%
Securities and interest bearing bank deposits (FTE)(1)	1,308,016	2.33%	1,339,682	2.60%	1,376,163	2.33%	1,323,762	2.47%	1,363,610	2.28%
Total Interest-Earning Assets (FTE)(1)	5,806,981	3.52%	5,817,922	3.62%	5,675,391	3.60%	5,812,422	3.57%	5,666,888	3.64%
Noninterest-earning assets	554,175		540,469		555,874		547,359		560,257
Total Assets	$6,361,156		$6,358,391		$6,231,265		$6,359,781		$6,227,145

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,526,744	0.11%	$2,501,145	0.10%	$2,512,176	0.10%	$2,514,015	0.11%	$2,534,666	0.10%
Time deposits	694,725	0.69%	789,272	0.77%	1,113,859	1.01%	741,738	0.73%	1,121,916	1.02%
Short-term borrowings	1,204,466	0.37%	1,141,098	0.34%	651,450	0.29%	1,172,957	0.36%	652,243	0.29%
Long-term borrowings	122,410	2.57%	147,389	2.22%	210,703	1.69%	134,831	2.38%	213,587	1.73%
Total Interest-Bearing Liabilities	4,548,345	0.33%	4,578,904	0.35%	4,488,188	0.43%	4,563,541	0.34%	4,522,412	0.43%
Noninterest-bearing deposits	1,045,659		1,002,498		968,926		1,024,197		932,807
Other liabilities	55,042		58,674		51,138		56,848		52,343
Shareholders' equity	712,110		718,315		723,013		715,195		719,583
Total Noninterest-Bearing Funding Sources	1,812,811		1,779,487		1,743,077		1,796,240		1,704,733
Total Liabilities and Shareholders' Equity	$6,361,156		$6,358,391		$6,231,265		$6,359,781		$6,227,145

Net Interest Margin (FTE) (annualized)(1)		3.26%		3.35%		3.26%		3.30%		3.30%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	June 30,	March 31,	June 30,
	2015	2015	2014
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$21,776	$24,587	$28,928
Troubled debt restructured loans held for sale on nonaccrual basis	2,432	3,011	—
Troubled debt restructured loans on nonaccrual basis	8,619	8,978	6,793
Troubled debt restructured loans on accrual basis	12,276	12,630	10,566
Total Nonperforming Loans	$45,103	$49,206	$46,287
Other real estate owned ("OREO")	6,539	7,025	7,817
Repossessions ("Repo")	348	417	527
Total Nonperforming Assets	$51,990	$56,648	$54,631
Loans past due in excess of 90 days and still accruing	$1,592	$4,245	$2,410
Classified loans	79,924	58,393	70,166
Criticized loans	120,506	122,216	157,370

Nonperforming assets as a percentage of total loans, plus OREO and Repos	1.16%	1.27%	1.26%
Allowance for credit losses	$45,344	$46,697	$50,725

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$2,702	$4,880	$5,922	$7,582	$7,438
Real estate construction	(84)	—	128	(84)	(41)
Commercial real estate	471	64	(78)	535	42
Residential real estate	341	470	561	811	1,412
Loans to individuals	961	1,099	565	2,060	1,197
Net Charge-offs	$4,391	$6,513	$7,098	$10,904	$10,048

Net charge-offs as a percentage of average loans outstanding (annualized)	0.39%	0.59%	0.66%	0.49%	0.47%
Provision for credit losses as a percentage of net charge-offs	69.19%	17.80%	46.73%	38.49%	65.17%
Provision for credit losses	$3,038	$1,159	$3,317	$4,197	$6,548

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

	June 30,	March 31,	June 30,
	2015	2015	2014
Tangible Equity:
Total shareholders' equity	$711,206	$712,860	$724,504
Less: intangible assets	162,781	162,937	160,326
Tangible Equity	548,425	549,923	564,178
Less: preferred stock	—	—	—
Tangible Common Equity	$548,425	$549,923	$564,178

Tangible Assets:
Total assets	$6,316,728	$6,331,842	$6,300,222
Less: intangible assets	162,781	162,937	160,326
Tangible Assets	$6,153,947	$6,168,905	$6,139,896

(3)Tangible Common Equity as a percentage of
Tangible Assets	8.91%	8.91%	9.19%

Shares Outstanding at End of Period	88,960,268	89,656,007	93,752,812
(4)Tangible Book Value Per Common Share	$6.16	$6.13	$6.02

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Average Tangible Equity:
Total shareholders' equity	$712,110	$718,315	$723,013	$715,195	$719,583
Less: intangible assets	162,865	163,020	160,414	162,942	160,789
Tangible Equity	549,245	555,295	562,599	552,253	558,794
Less: preferred stock	—	—	—	—	—
Tangible Common Equity	$549,245	$555,295	$562,599	$552,253	$558,794

(9)Return on Average Tangible Common Equity	9.82%	10.39%	8.50%	10.10%	8.74%